PROXY VOTING

A public company’s shareholders typically have the right to vote on various corporate issues. Clients typically delegate to an adviser the authority to vote proxies for shares they own. Under the Advisers Act, an adviser has a duty of care and loyalty with respect to all services undertaken for clients, including proxy voting.

Rule 206(4)- 6 under the Advisers Act requires that an adviser must vote proxies in a manner consistent with clients’ best interest and must not place its interests above those of its clients when doing so. It requires an adviser to: (i) adopt and implement written policies and procedures that are reasonably designed to ensure that the adviser votes proxies in the best interest of its clients, and (ii) to disclose to clients how they may obtain information on how the adviser voted. In addition, Rule 204-2 requires the adviser to keep records of proxy voting and client requests for information.

The Board of Trustees of the Funds has appointed and granted HTAA the authority to vote proxies for the securities in the Funds. The Adviser will vote proxies for securities held in a client’s account, using the following procedures to comply with the Advisers Act.

1.       Proxy Voting Policy and Procedures and Proxy Voting Guidelines – The Adviser generally votes proxies for securities the Adviser has selected that are held in client accounts, unless the client has directed the Adviser to send proxies to the client or another person. The Adviser has adopted Proxy Voting Policy and Procedures and Proxy Voting Guidelines and all proxies will be voted in accordance with such guidelines, which are included in this Manual as Appendix IV. Employees are expected to refer to these procedures when dealing with proxy voting issues.

2.       Third Party Proxy Voting Service – The Adviser may retain an outside proxy voting service to make recommendations on proxy voting matters and to assist the Adviser in developing proxy-voting guidelines. However, the Adviser will not delegate its proxy voting responsibility to an outside service.

3.       New Accounts – When the Adviser receives a new client account (or is instructed by an existing client to commence voting proxies), the Adviser instructs the client’s custodian to send and deliver all proxies and proxy related materials directly to the proxy vendor. The proxy vendor provides a proxy voting service utilized by the Adviser to assist the Adviser in the voting of proxies, and to accept votes on the Adviser’s behalf.

4.       Contrary Voting Recommendations – In accordance with the Adviser’s Proxy Voting Policy and Procedures, the CEO or designee may submit voting recommendations that are contrary to the Adviser Proxy Voting Guidelines or vote recommendation received from the proxy vendor. In such instances, the Management Committee will review the recommendation in order to determine whether the CEO or designee’s voting rationale appears reasonable and in the best interest of clients. If the Management Committee does not agree that the CEO or designee’s rationale is reasonable and in the best interests of clients, the Adviser will vote the proxy and document the reason(s) for the decision. The Adviser shall consider such other matters as may be brought before it for review and action.

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